EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 11/09/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.06%	1.38%	13.87%
Class B Units	1.04%	1.36%	13.04%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED NOVEMBER 9, 2007

Grant Park posted trading gains during the past week.  Positions in the interest rate markets provided the bulk of profits, with additional gains coming from the soft/agricultural commodities and metals markets. Losses came solely from the stock index sector.

Long positions in global fixed income markets were profitable during the week as the crisis over subprime lending continued to plague financial institutions.  News that Wachovia, the fourth biggest bank in the U.S., was the latest casualty with close to $1.1 billion in losses from mortgage security exposure during October spurred buying in government securities as investors sought to protect themselves from further equity market weakness.  Positions in the U.S. Ten-year note, Eurodollar contract and Japanese Government Bond market were the biggest gainers.

Soybean prices rallied during the week, resulting in gains for the soft/agricultural commodities sector.  Reports of heavy buying out of China helped push the January contract on the Chicago Board of Trade to a close of $10.56 per bushel, 39.25 cents higher for the week.  Soybean oil prices also rallied, adding to profits.

Gold prices continued to surge during the week, resulting in gains for long positions in the metals sector.  The weak U.S. dollar and higher energy prices remained the underlying theme in higher precious metals prices as investors continued to buy gold as protection against the possibility of a spike in inflation.  December gold closed $26.20 higher for the week, settling at $834.70 per ounce.  Silver longs benefited after the December contract settled 94 cents higher at $15.554 per ounce.

Lastly, long positions in the equity indices sustained losses as concerns over financial institutions’ exposure to mortgage market risk helped the S&P Composite Index shed 62.5 points for the week.  Concerns that credit market problems would slow capital spending pushed tech stocks lower, resulting in a 181.75 point loss for the NASDAQ-100 Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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